Exhibit 99.1

IMMEDIATE RELEASE

SPARTAN MOTORS REPORTS FIRST

QUARTER 2014 RESULTS

Operating Results Improve from First Quarter 2013

CHARLOTTE, Mich., May 7, 2014 - Spartan Motors, Inc. (NASDAQ: SPAR) today reported its results for the first quarter of 2014.

First Quarter 2014 Overview

For the first quarter of 2014 compared to the first quarter of 2013:

●	Net sales of $128.0 million, up 33.2% from $96.1 million
●	Gross margin of 10.0% of sales versus 6.6%
●	Operating loss of $3.5 million compared to an operating loss of $6.8 million
o	Delivery & Service (DSV) operating profit of $2.6 million versus operating loss of $4.0 million
o	Emergency Response (ER) operating loss of $3.7 million versus operating loss of $2.6 million
o	Specialty Chassis & Vehicles (SCV) operating profit of $0.6 million compared to operating profit of $1.3 million
●	Net loss of $2.1 million, or $0.06 per share, versus a net loss of $4.3 million, or $0.13 per share
●	Cash balance of $27.2 million at March 31, 2014 compared to $16.6 million at March 31, 2013
●	Order backlog increased to $274.0 million at March 31, 2014 from $242.7 million at December 31, 2013

John Sztykiel, Spartan’s Chief Executive Officer, stated, “In the first quarter of 2014 our DSV and SCV segments reported operating profits while we continued to improve the performance of our ER group. DSV reported a $2.6 million operating profit and continued on their path to operating cost reductions. SCV was profitable for the quarter despite the anticipated drop in defense-related aftermarket parts revenue, demonstrating our focus on disciplined execution.

“Throughout the first quarter, we made incremental progress in the ER Body business, moving the business in a positive direction. We continued to invest in initiatives, including expanding production in Ocala, Florida and Charlotte, Michigan, which are expected to have a positive impact on performance in the second half of 2014. Interest in our innovative ER products remains high and we believe we are gaining market share, as reflected in our growing order intake and backlog.”

First Quarter 2014 Segment Results:

Delivery & Service Vehicles (DSV)

(In thousands)	First Quarter
	2014	2013	% Change
Delivery and Service Vehicles Revenue
Vehicles	$58,971	$26,230	124.8%
Aftermarket & Service	6,205	5,683	9.2%
Total revenue	$65,176	$31,913	104.2%
Operating income (loss)	$2,596	$(3,970)	NA

●

Vehicle sales more than doubled driven by higher unit shipments, particularly of the Reach™ commercial van.  First quarter 2014 revenue includes approximately $7 million in shipments of Reach units that were delayed from the fourth quarter of 2013 due to a component shortage.  Total revenues doubled compared to the first quarter of 2013 when Spartan was in the process of relocating walk-in van production from Wakarusa to Bristol, Indiana.

●

DSV shipped 2,752 vehicles during the first quarter with demand and production increasing throughout the quarter. This compares to 1,344 vehicles shipped during the first quarter of 2013 which reflects the relocation of walk-in van production, as well as lower truck body and Reach production in that quarter. Sales of aftermarket parts and field service solutions increased 9.2% to $6.2 million in the first quarter of 2014 due to higher sales of shelving systems and aftermarket parts.

●

Operating profit for the first quarter of 2014 was $2.6 million versus an operating loss of $4.0 million a year ago. First quarter profitability was favorably impacted by higher production volume, profitability of the Reach and operating efficiency gains at the Bristol facility. Partially offsetting these gains was a $0.4 million product liability accrual.

●

Backlog at the end of Q1 2014 totaled $83.4 million, down from $100.4 million at the end of Q1 2013. Backlog increased sequentially from $73.1 million at December 31, 2013 due to seasonal growth in orders and production. Management expects DSV revenue of approximately $200 million in 2014.

Emergency Response (ER)

(In thousands)	First Quarter
	2014	2013	% Change
Emergency Response Revenue
ER Chassis Sales	$13,625	$17,403	-21.7%
ER Body Sales	22,317	17,546	27.2%
Total revenue	$35,942	$34,949	2.8%
Operating income (loss)	$(3,664)	$(2,562)	-43.0%

●

Revenue in the ER segment grew 2.8% to $35.9 million in the first quarter of 2014 compared to $34.9 million in the first quarter of 2013. ER Chassis sales declined compared to the prior year due to the timing of orders from external customers. Sales in the ER Body business increased to $22.3 million from $17.5 million in Q1 2013 due to a higher-price and more complex product mix in the most recent quarter. Management expects significant revenue increases in ER Chassis and ER Body in the remaining quarters of 2014 due to timing of chassis orders and expanded production capacity within ER Body.

●

In April, Spartan attended the Fire Department Instructors Conference (FDIC), one of the largest emergency response trade shows. ER Body exhibited four units at FDIC that were completed but not invoiced during the first quarter. These four units, plus another customer unit that was in transit to the customer, totaling $2.9 million, will be invoiced in the second quarter of 2014.

●

The ER segment posted an operating loss of $3.7 million in the first quarter of 2014 compared to an operating loss of $2.6 million in the first quarter of 2013. The operating loss increased approximately $1.6 million due to greater complexity of vehicles produced and lower chassis sales, and $0.5 million due to higher selling, marketing and export-related expenses. These expenses were partially offset by a $0.5 million reduction in warranty costs and $0.5 million incurred to establish a new distributor in the first quarter of 2013.

●

Backlog increased 69.4% to $176.4 million at March 31, 2014 compared to $104.1 million at March 31, 2013, indicating the growing strength of the Spartan brand. Backlog at December 31, 2013 was $156.5 million.

Specialty Chassis & Vehicles (SCV)

(In thousands)	First Quarter
	2014	2013	% Change
Specialty Chassis & Vehicles Revenue
Motorhome & Bus	$21,784	$20,398	6.8%
Parts and Accessories	3,037	6,858	-55.7%
Other Specialty Vehicle	2,020	2,018	0.1%
Total revenue	$26,841	$29,274	-8.3%
Operating income	$633	$1,327	-52.3%

●

The SCV segment reported lower revenue and operating income in Q1 2014 compared to the prior year. Segment revenue declined 8.3% to $26.8 million from $29.3 million in the first quarter of 2013. Sales of motorhome and bus chassis climbed 6.8% to $21.8 million in Q1 2014 from $20.4 million a year ago. Aftermarket Parts & Assemblies (APA) revenue declined to $3.0 million from $6.9 million due to lower demand for defense parts.

●

Operating income decreased to $0.6 million in Q1 2014 from $1.3 million in Q1 2013. Most of the decrease in operating income was due to lower APA sales and higher expenses incurred to support future growth initiatives.

●

Backlog at March 31, 2014 totaled $14.3 million versus $24.1 million at the end of Q1 2013. Backlog for the first quarter of 2013 included $3.1 million in defense orders plus $7.3 million in APA orders. At December 31, 2013, SCV’s backlog stood at $13.0 million.

Subsequent Event

In late April 2014, the Company experienced a network server malfunction at its Spartan ER manufacturing location in Brandon, South Dakota.  The malfunction resulted in the loss of some engineering and manufacturing data, which the subsidiary is currently working to recover. At this time we are unable to estimate the number of units or dollar impact on sales that the malfunction may have for the second quarter and full year 2014. We expect to have greater clarity concerning the impact on Brandon’s operations by the end of May and to provide an update at that time.

Financial Summary and Outlook

Lori Wade, Spartan’s Chief Financial Officer, commented, “Gross margin for the first quarter of 2014 increased to 10.0% from 6.6% due to higher revenue leading to more favorable overhead absorption and the adverse impact of production inefficiencies and start-up costs at the Bristol facility in the first quarter of 2013. Selling, general and administrative expenses increased by $3.0 million compared to Q1 2013. Revenue growth in 2014 resulted in sales commissions and marketing expenses increasing by $1.6 million versus the first quarter of 2013. This year, restricted stock grant expense of $0.3 million was recorded in the first quarter, while in 2013 this expense was booked in the second quarter. We also took actions in the first quarter to simplify Spartan’s organizational structure, resulting in the elimination of several corporate positions. These actions resulted in severance costs of $1.0 million in Q1 2014 but will reduce ongoing expenses by approximately $0.9 million per year.

“In the first quarter, DSV was able to complete and ship a large portion of Reach vehicle inventory that had been delayed at year-end due to a component shortage. These delayed Reach vehicle shipments increased first quarter 2014 revenue by approximately $7 million. During the second quarter, the first installment of the 70-unit fire truck order for Peru will be produced, with production ramping up through the third quarter. This may reduce cash levels in the third quarter, but cash is projected to increase by year-end as the remainder of the Peru order is shipped and converted to cash.”

Continued Wade, “Our overall revenue expectations are unchanged for 2014, although we have some concern about demand for motorhome chassis due to higher dealer inventories and slowing orders from motorhome manufacturers. On the positive side, DSV revenues in the first quarter exceeded our forecasts and a new 670-unit Reach order enters production in the second quarter. Total backlog increased again at the end of the first quarter, indicating growing demand in markets other than the motorhome chassis market.

“The subsequent event involving the loss of engineering and manufacturing data in late April has not yet significantly impacted production at Spartan ER’s Brandon facility, nor will it impact production of the Peru order. However, lost data is expected to negatively impact operations at Brandon by mid-May. The potential impact on number of units produced or revenue for the second quarter of 2014 or the full year cannot be estimated at this time. We expect to have greater clarity by the end of May and to provide an update at that time. Excluding the possible impact of this event on ER Body operations, we continue to expect Spartan to report a modest operating loss for the second quarter of 2014 but to be profitable for the second half of 2014 as well as the full year.”

Business Summary

Sztykiel commented, “Spartan stayed on course during the first quarter of 2014, focusing on operational improvement and preparing for growth in the second half of the year. SCV reported a profit despite the challenges of lower defense-related aftermarket parts sales and slowing motorhome chassis sales. DSV demonstrated its capability for continuous improvement, making further efficiency gains at Bristol, with more improvement to come. DSV is on track with its cost reduction program and is making further progress in terms of labor efficiency and on-time completion and delivery. Today, the production cycle for a walk-in van is 3.8 days at Bristol versus 16.4 days at Wakarusa at the beginning of 2013. We are working on some growth initiatives in both the DSV and SCV segments that we hope to share with you in the fourth quarter of this year or first quarter of 2015.

“We are focused on fixing ER Body’s operations first and from that perspective, progress was made from the fourth quarter of 2013. However, the malfunction of a server resulted in the loss of data that is likely to have some impact on the ER Body business. We are working to recover the data and continue production with minimal disruption. Once we regain momentum, I am confident that improved financial results will follow. We continue to make progress on leveraging our multi-location manufacturing base to increase production and revenue. The first trucks for Peru are expected to ship late in the second quarter, with the remainder of the order shipped during the second half of the year. Higher production and revenue, along with improved operational efficiency, are critical to returning ER to profitability in the second half of 2014.”

Concluded Sztykiel, “We will continue to transition from defense to offense in 2014. Our order backlog has increased 19.9% over the past 12 months and has more than doubled over the past two years. The timing of our order backlog and pace of operational performance put us on track for a positive inflection point for the second half of 2014. Challenges remain, but as we execute our DRIVE strategy in a disciplined fashion, we are moving Spartan forward.”

D.R.I.V.E. is Spartan’s operating strategy based on five tenets:

●	Diversified Growth
●	Redefining New Technologies
●	Integrated Operational Improvement
●	Vibrant Culture
●	Extend Our Core … Spartan Chassis

Conference Call, Webcast and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.” For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and delivery and service markets. The Company's brand names – Spartan™, Spartan Chassis™, Spartan ER™, Spartan ERV™ and Utilimaster® - are known for quality, performance, service and first-to-market innovation. The Company employs approximately 1,700 associates at facilities in Michigan, Pennsylvania, South Dakota, Indiana and Florida. Spartan reported sales of $470 million in 2013 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Lori Wade, CFO Spartan Motors, Inc. (517) 543-6400	Greg Salchow, Group Treasurer Spartan Motors, Inc. (517) 543-6400

Spartan Motors, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except par value)

	(Unaudited)
	March 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$27,198	$30,707
Accounts receivable, less allowance of $234 and $769	55,579	47,560
Inventories	75,388	81,419
Deferred income tax assets	6,736	6,736
Income taxes receivable	3,188	1,641
Assets held for sale	373	373
Other current assets	2,762	2,291
Total current assets	171,224	170,727

Property, plant and equipment, net	53,159	54,278
Goodwill	15,961	15,961
Intangible assets, net	9,810	10,094
Other assets	2,315	2,222
TOTAL ASSETS	$252,469	$253,282

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$30,270	$30,525
Accrued warranty	7,979	7,579
Accrued customer rebates	1,724	2,190
Accrued compensation and related taxes	7,070	6,440
Deposits from customers	18,383	18,006
Other current liabilities and accrued expenses	6,108	5,333
Current portion of long-term debt	66	79
Total current liabilities	71,600	70,152

Other non-current liabilities	2,446	3,109
Long-term debt, less current portion	5,247	5,261
Deferred income tax liabilities	3,209	3,209

Shareholders' equity:

Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares authorized; 34,483 and 34,210 outstanding	345	342
Additional paid in capital	75,629	75,075
Retained earnings	93,992	96,132
Total Spartan Motors, Inc. shareholders' equity	169,966	171,549
Non-controlling interest	1	2
Total shareholders' equity	169,967	171,551
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$252,469	$253,282

Spartan Motors, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2014	% of sales	2013	% of sales
Sales	$127,959		$96,136
Cost of products sold	115,214	90.0	89,789	93.4
Gross profit	12,745	10.0	6,347	6.6

Operating expenses:
Research and development	2,859	2.2	2,801	2.9
Selling, general and administrative	13,428	10.5	10,374	10.8
Total operating expenses	16,287	12.7	13,175	13.7

Operating loss	(3,542)	(2.8)	(6,828)	(7.1)

Other income (expense):
Interest expense	(94)	(0.1)	(70)	(0.1)
Interest and other income	128	0.1	146	0.2
Total other income	34	0.0	76	0.1

Loss before taxes	(3,508)	(2.7)	(6,752)	(7.0)

Taxes	(1,367)	(1.1)	(2,498)	2.6

Net loss	(2,141)	(1.7)	(4,254)	(4.4)

Less: Net loss attributable to non-controlling interest	(1)	0.0	-	-

Net loss attributable to Spartan Motors, Inc.	(2,140)	(1.7)	(4,254)	(4.4)

Basic and diluted net loss per share	$(0.06)		$(0.13)

Basic and diluted weighted average common shares outstanding	33,728		33,381

Spartan Motors, Inc. and Subsidiaries

Sales and Other Financial Information by Business Segment

Unaudited

Three Months Ended March 31, 2014 (in thousands of dollars)

	Business Segments
	Emergency Response	Delivery & Service Vehicles	Specialty Chassis & Vehicles	Other	Consolidated
Emergency Response Chassis Sales	$13,625	$-	$-	$-	$13,625
Emergency Response Bodies Sales	22,317				22,317
Utilimaster Vehicle Sales		58,971			58,971
Motorhome Chassis Sales			21,784		21,784
Other Specialty Vehicles			2,020		2,020
Aftermarket Parts and Assemblies		6,205	3,037		9,242
Total Sales	$35,942	$65,176	$26,841	$-	$127,959

Depreciation and Amortization Expense	$259	$1,113	$293	$594	$2,259
Operating Income (Loss)	(3,664)	2,596	633	(3,107)	(3,542)
Segment Assets	74,959	82,580	26,728	68,202	252,469

Spartan Motors, Inc. and Subsidiaries

Sales and Other Financial Information by Business Segment

Unaudited

Period End Backlog (amounts in thousands of dollars)
	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013	March 31, 2013
Emergency Response Chassis*	$33,158	$25,598	$27,137	$28,388	$34,053
Emergency Response Bodies*	143,192	130,891	92,556	86,760	70,023
Total Emergency Response Backlog	176,350	156,489	119,693	115,148	104,076

Motorhome Chassis *	12,866	11,370	22,104	14,166	13,736
Other Vehicles*	-	-	-	-	3,056
Aftermarket Parts and Assemblies	1,438	1,654	2,635	3,437	7,319
Total Specialty Chassis & Vehicles Backlog	14,304	13,024	24,739	17,603	24,111

Delivery & Service Vehicles Backlog *	83,356	73,148	87,492	100,399	100,394
Total Backlog	$274,010	$242,661	$231,924	$233,150	$228,581

* Anticipated time to fill backlog orders at March 31, 2014; 6 months or less for emergency response chassis; 12 months or less for emergency response bodies; 2 months or less for motorhome chassis; 6 months or less for delivery and service vehicles; and 1 month or less for other products.